Independent Auditors' Consent

The Board of Directors
Rentrak Corporation:

     We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 33-40472, No. 33-44864, No. 333-28565, and No. 333-62523) and
on Forms S-3 (No. 33-86548 and No. 33-65463) on Form 10-K of Rentrak Corporation of our report dated June 9, 2003, with respect to the consolidated balance sheets of Rentrak Corporation and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2003, and all related financial statement schedules, which report appears in the March 31, 2003, annual report on Form 10-K of Rentrak Corporation.

KPMG LLP


Portland, Oregon
June 25, 2003